Exhibit 99.1

Chico's FAS, Inc. Announces New $100 Million Share Repurchase Program

Fort Myers, FL - June 23, 2023 - As part of an ongoing commitment to return value to its shareholders, Chico’s FAS, Inc. (NYSE: CHS) (“Chico’s FAS” or “Company”) announced that its Board of Directors (“Board”) authorized a new share repurchase program (“Program”) for up to $100 million of the Company’s common stock and canceled the remainder of its $300 million share repurchase program, which was announced in November 2015. The Company completed all but $35.4 million of its previous share repurchase authorization.
The Program authorizes the purchase of the Company’s common stock in open market transactions made in accordance with the provisions of Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), privately negotiated transactions, trading plans adopted in accordance with Rule 10b5-1 under the Exchange Act, block transactions, or otherwise. The Program permits the Company to repurchase shares of the Company’s common stock at any time or from time-to-time at management’s discretion.
The actual means, timing, number, and purchase price of any shares purchased under the Program will depend on a variety of factors, including, but not limited to, the market price of the Company’s common stock, general business and market conditions, other investment opportunities, and applicable legal and regulatory requirements. The Program does not obligate the Company to purchase any shares. The Program has no expiration date and may be suspended, modified, or terminated by the Board at any time.

ABOUT CHICO’S FAS, INC. Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, FL. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands – Chico’s®, White House Black Market®, and Soma® – each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
Our Company has a passion for fashion, and each day, we provide clothing, shoes, and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques, and through StyleConnect®, the Company’s customized, branded, digital styling tool that enables customers to conveniently shop wherever, whenever, and however they prefer.
As of April 29, 2023, the Company operated 1,262 stores in the U.S. and sold merchandise through 58 international franchise locations in Mexico and through two domestic franchise locations in airports. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, and www.soma.com.
To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Investor Relations Contact:
Julie MacMedan
Chico’s FAS, Inc.
(239) 346-4384
julie.macmedan@chicos.com

Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200